             SHAREHOLDER SERVICES

January 31, 2018

Shareholder Name
Address 1
Address 2
Address 3

IMPORTANT NOTICE

Re: RYDEX ETF TRUST, CLAYMORE EXCHANGE-TRADED FUND TRUST and
CLAYMORE EXCHANGE-TRADED FUND TRUST 2 (“Guggenheim Funds”)

Dear Shareholder:

Recently Guggenheim Investments announced a very important initiative regarding an agreement by Guggenheim Capital LLC to sell its exchange-traded funds business to Invesco Ltd., a leading independent global investment management company. The proposed Agreement and Plan of Reorganization provides for the reorganization of the Guggenheim Funds into corresponding, newly formed series of the PowerShares by Invesco Family of Funds. The Funds’ Board recommends that shareholders of each Guggenheim Fund vote FOR the Plan of Reorganization. In order to finalize the reorganization, it is important that we hear from you in this regard.

Please contact us toll-free at 1-888-567-1626 Monday through Friday 9 a.m. to 11 p.m. and Saturday 10 a.m. to 6 p.m. Eastern Time. The call will only take a few moments of your time and there is no confidential information required. At the time of the call, please reference the number listed below.

Please help us to proceed with this important business of Guggenheim Funds by contacting us before February 16, 2018. We appreciate your consideration regarding this matter and look forward to hearing from you.

Sincerely,

Amy J. Lee
President
Rydex ETF Trust, Claymore Exchange-Traded Fund Trust and Claymore Exchange-Traded Fund Trust 2

SHAREHOLDER ID: 123456789
Guggenheim Investments
227 West Monroe Street • Chicago, Illinois 60606